Exhibit 99.1

Bionik Laboratories Reports Third Quarter Fiscal Year 2017 Financial Results

TORONTO and BOSTON – February 15, 2017 – Bionik Laboratories Corp. (OTCQX: BNKL) (“Bionik” or the “Company”), a global pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders, announced today its business and financial results for the third quarter of the 2017 fiscal year ended December 31, 2016.

Highlights

•	Development and commercialization strategy designed to provide leading-edge robotic rehabilitation and assistive product solutions from hospital to home, representing $11 billion addressable market.
•	Bionik products tested in over 240 locations across 20 countries generating clinical data which management believes confirms strong foundation for commercialization success.
•	Investment in commercialization efforts result in expectations of mid and long term continued growth in sales of existing commercial products.
•	Focus on bringing new products to market and expanding global footprint to drive future revenue growth:
o	Advanced InMotion AnkleBot™ expected to be commercially available in first calendar quarter of 2018;
o	Launch of next generation upper body commercial product line planned in second calendar quarter of 2017; and
o	Negotiating with Tier-1 ODM to optimize manufacturing and distribute products in Asian markets.

Peter Bloch, Chief Executive Officer and Chairman of the Board, stated, “Over the past quarter our strategic imperatives were to finalize the commercial strategy and begin building and executing on our plan for market expansion. We have expanded our sales and marketing team, developed a plan which focuses on moving our products into the next phases of their development as well as advanced discussions to secure strategic partners in key markets.”

“Additionally, Bionik has strong clinical data demonstrating efficacy, economic viability and improvement to the human condition, generated through product testing in over 240 locations around the world. We believe this significantly builds upon our foundation for commercial success and will position Bionik to be a global leader in robotic rehabilitation. I am proud of the notable progress on the commercial, development and operational fronts, and while there is still work to do, including raising additional funding, I am confident we have begun to establish a strong foundation whereby we expect to see increased revenues over the course of 2017. I am extremely pleased with our recent accomplishments and believe we have now set the stage for many opportunities to unlock future stockholder value.”

Summary of Financial Results for the Third Quarter Ended December 31, 2016 of the Fiscal Year ending March 31, 2017

For the third quarter ended December 31, 2016, the Company reported a comprehensive loss of $810,418 resulting in loss per share of $0.01, compared to a comprehensive income of $1,212,737 for the quarter ended December 31, 2015, resulting in an income per share of $0.02.

The comprehensive loss for the third quarter ended December 31, 2016 compared to the quarter ended December 31, 2015 is impacted by change in fair value of warrant derivative liability resulting in a non-cash gain of $771,341 in the third quarter ended December 31, 2016 (December 31, 2015 - $2,457,778).

The Company recorded revenues of $372,426 and $553,900 for the three and nine months ended December 31, 2016 compared to $Nil for the three and nine months ended December 31, 2015.

The 2015 revenues of Interactive Motion Technologies Inc. (“IMT”) were not consolidated into the Company’s prior year’s results as this was prior to its acquisition. Although IMT revenues were $987,494 and $1,800,437 for the three and nine months ended December 31, 2015, such revenue reflects sales efforts commenced prior to the acquisition, and by 2016 when the Company purchased IMT, it was under-funded and had no commercial team, which significantly impacted Bionik’s 2016 revenues. Since then, Bionik hired a Chief Commercialization Officer and other members of a sales and marketing team. Bionik has begun to see the initial results of these efforts and expects this to accelerate as it continues to invest in commercialization efforts. Based on the strong clinical data, new sales and marketing efforts, an expanded product range as well as expanding the Company’s sales efforts geographically, Bionik expects revenues to grow significantly.

Total operating expenses for the three and nine months ended December 31, 2016 were $1,609,954 and $5,450,290 compared to $1,066,482 and $4,675,810 for the three and nine months ended December 31, 2015 as further detailed below.

•	Sales and marketing expenses for the three and nine months ended December 31, 2016 were $377,046 and $646,509 compared to $Nil in 2015;
•	Research and development costs for the three and nine months ended December 31, 2016 were $571,671 and $1,803,234 compared to $593,686 and $1,971,809 for the three and nine months ended December 31, 2015.
•	General and administrative costs for the three and nine months ended December 31, 2016 were $409,669 and $2,291,136 compared to $438,628 and $1,313,071 for the three and nine months ended December 31, 2015. The increase in general and administration costs in the nine months ended December 31, 2016 result from legal, accounting and other one-time costs associated with:
1	The acquisition of IMT;
2.	The change in the Company’s year end from December to March in order to prepare the Company for a proposed future NASDAQ uplist, and the Company’s financial restatement;
3.	The costs connected to the Company’s contractual obligations to register investor’s common shares; and
4.	Investor relations and recruiting costs associated with these changes.

The increase in general and administration costs in the nine months ended December 31, 2016 was also the result of increased expenses from the integration and operations of IMT.

At December 31, 2016, Bionik had $580,952 of cash and cash equivalents and has a working capital deficit of $3,434,290. Excluding the non-cash warrant derivative liability, working capital would be $852,250. Bionik management is currently evaluating multiple financing options, including strategic partnerships, that are in the best interest of the Company and its shareholders in the near and long term to continue its business operations.

Bionik Laboratories Corp.
Condensed Consolidated Interim Balance Sheets
(Amounts expressed in U.S. Dollars)

	As at Dec. 31, 2016 (Unaudited)	As at March 31, 2016 (Audited)
	$	$
Assets
Current
Cash and cash equivalents	580,952	5,381,757
Accounts receivable	253,849	-
Prepaid expenses and other receivables	153,010	231,733
Inventories	194,573	-
Due from related parties	40,913	41,445
Short term advances	-	125,153
Loan receivable	-	379,908
Total Current Assets	1,223,297	6,159,996
Equipment	203,745	76,750
Intangible assets and goodwill	27,888,979	-
Total Assets	29,316,021	6,236,746

Liabilities and Shareholders’ Deficiency
Current
Accounts payable	405,315	320,871
Accrued liabilities	738,863	515,979
Current portion of lease payable	4,603	-
Promissory notes payable	231,781	-
Convertible loans	483,333	-
Customer deposits	114,487	-
Deferred revenue	97,165	-
Warrant derivative liability	2,582,040	5,135,990
	4,657,587	5,972,840

Demand notes payable	328,361	-
Lease payable	15,729	-
Total Liabilities	5,001,677	5,972,840
Shareholders’ Equity
Preferred Stock, par value $0.001; Authorized 9,999,999 (March 31, 2016 – 9,999,999) Issued and outstanding - nil (March 31, 2016 – nil)	-	-
Special Voting Preferred Stock, par value $0.001; Authorized, issued and outstanding – 1 (March 31, 2016 – 1)	-	-
Common Stock, par value $0.001; Authorized - 150,000,000 (March 31, 2016 – 150,000,000); Issued and outstanding – 46,362,541 and 50,000,000 Exchangeable Shares (March 31, 2016 – 22,591,292 and 50,000,000 Exchangeable Shares)	96,362	72,591
Additional paid in capital	38,232,457	11,801,146
Deficit	(14,056,624)	(11,651,980)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders’ Equity	24,314,344	263,906
Total Liabilities and Shareholders’ Equity	29,316,021	6,236,746

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive
Income (Loss) For the three and nine month periods ended December 31, 2016 and 2015 (unaudited)
(Amounts expressed in U.S. Dollars)

	Three months ended Dec. 31, 2016	Nine months ended Dec. 31, 2016	Three months ended Dec. 31, 2015	Nine months ended Dec. 31, 2015
	$	$	$	$
Sales	372,426	553,900	-	-
Cost of Sales	334,786	405,680	-	-
Gross Margin	37,640	148,220	-	-

Operating expenses
Sales and marketing	377,046	646,509	-	-
Research and development	571,671	1,803,234	593,686	1,971,809
General and administrative	409,669	2,291,136	438,628	1,313,071
Share-based compensation expense	227,540	651,630	13,291	1,337,573
Depreciation	24,028	57,781	20,877	53,357
Total operating expenses	1,609,954	5,450,290	1,066,482	4,675,810

Other expenses (income)
Interest expense	13,808	23,839	-	-
Other income	(4,363)	(410,877)	(5,566)	(28,578)
Foreign exchange loss	-	-	184,125	184,125
Change in fair value of warrant derivative liability	(771,341)	(2,510,388)	(2,457,778)	(6,871,597)

Total other expenses (income)	(761,896)	(2,897,426)	(2,279,219)	(6,716,050)

Net income (loss) and comprehensive income (loss) for the period	(810,418)	(2,404,644)	1,212,737	2,040,240

Income (loss) per share – basic	$(0.01)	$(0.03)	$0.02	$0.03
Income (loss) per share – diluted	$(0.01)	$(0.03)	$0.02	$0.03

Weighted average number of shares outstanding – basic	96,362,541	90,286,864	72,412,532	67,210,266

Weighted average number of shares outstanding – diluted	93,043,498	94,320,801	72,412,532	67,210,266

The financial information has been derived from the Company’s unaudited financial statements, including noted thereto, found in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2016 and should be read in conjunction with such unaudited financial statements and notes thereto.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL), is a global, pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and paraplegic patients, including three products on the market and four products in varying stages of development. The InMotion Systems - the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™, are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is expected to be designed to continually adapt to a patient’s ability and provide real time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development and sales of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Investor and Media Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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